Form of Letter from the Fund
       to Investors in Connection with the Fund's Acceptance of Tenders of
                          Limited Partnership Interests

THIS LETTER IS BEING SENT TO YOU IF YOU  TENDERED  YOUR  ENTIRE  INTEREST IN THE
FUND.


                                                                   June 30, 2005


Dear Investor:



     SEI OPPORTUNITY MASTER FUND, L.P. (the "Fund") has received and accepted for purchase your tender of your limited partnership interest in the Fund.

     Because you have tendered and the Fund has accepted your tender request, you have been issued a non-transferable promissory note, which SEI Private Trust Company holds on your behalf, entitling you to 90% of the purchase price of the interest you tendered, based on the unaudited net asset value of the Fund, estimated as of September 30, 2005 (the "Valuation Date"), in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to your account, in accordance with your Letter of Transmittal dated ____________, no later than November 4, 2005, unless the valuation date for this tender offer has changed, or the Fund has requested a withdrawal of its capital from portfolio funds in which it has invested (in which case payment will be made no later than 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn from its portfolio funds). Since you tendered your entire interest in the Fund, you will remain an Investor of the Fund only until the Valuation Date.

     The terms of the tender offer and the issued promissory note provide that a contingent payment representing the balance of the purchase price, if any, will be paid to you promptly after the completion of the Fund's audit for its fiscal year ended March 31, 2006. We expect the audit to be completed by the end of May 2006.

     If you have any questions, please feel free to contact your account service director.

                                   Sincerely,

                                   SEI OPPORTUNITY MASTER FUND, L.P.

                          Form of Letter from the Fund
       to Investors in Connection with the Fund's Acceptance of Tenders of
                          Limited Partnership Interests

THIS LETTER IS BEING SENT TO YOU IF YOU TENDERED A PORTION OF YOUR INTEREST IN THE FUND.

                                                                   July 28, 2005


Dear Investor:

     SEI OPPORTUNITY MASTER FUND, L.P. (the "Fund") has received and accepted for purchase your tender of a portion of your limited partnership interest in the Fund.

     Because you have tendered and the Fund has accepted your tender request, you have been issued a non-transferable promissory note, which SEI Private Trust Company will hold on your behalf, under which you are entitled to receive a payment of the purchase price of the portion of your interest tendered, based on the unaudited net asset value of the Fund, estimated as of September 30, 2005, in accordance with the terms of the tender offer. A cash payment in this amount will be wire transferred to your account, in accordance with your Letter of Transmittal dated ____________, no later than November 4, 2005, unless the valuation date for this tender offer has changed, or the Fund has requested a withdrawal of its capital from portfolio funds in which it has invested (in which case payment will be made no later than 10 business days after the Fund has received sufficient funds from its portfolio funds), provided that your account retains the required minimum balance, in accordance with the terms of the tender offer. You will remain an Investor of the Fund with respect to the portion of your interest in the Fund that you did not tender.

     If you have any questions, please feel free to contact your account service director.

                                   Sincerely,

                                   SEI OPPORTUNITY MASTER FUND, L.P.